Exhibit 10 (d)

P.H. GLATFELTER COMPANY

SUPPLEMENTAL MANAGEMENT PENSION PLAN

(formerly the Plan of Supplemental Retirement Benefits

for the Management Committee)

(Amended and Restated Effective January 1, 2008)

Introduction

The P.H. Glatfelter Company Supplemental Management Pension Plan (the “Plan”) was originally established effective as of April 23, 1998, to provide certain supplemental retirement benefits to management employees of the Company who do not participate in the Company’s Supplemental Executive Retirement Plan (the “SERP”). The Plan replaced the former Plan of Supplemental Retirement Benefits for the Management Committee.

Effective as of January 1, 2008, the Plan is amended and restated in its entirety to conform its provisions to the requirements of Section 409A of the Internal Revenue Code (the “Code”) and the final regulations thereunder.

The Plan consists of two benefits. The first benefit is the “Management Incentive Plan Adjustment Supplement” as contemplated by Section 8 of the Company’s Management Incentive Plan adopted as of January 1, 1994 and amended and restated effective December 18, 1997. This benefit is intended to supplement the basic monthly retirement pension payable under the tax-qualified P.H. Glatfelter Company Retirement Plan for Salaried Employees (the “Retirement Plan”), to compensate for the fact that incentive awards under the Management Incentive Plan (the “MIP Award”) which a management employee elects to defer in accordance therewith are not included as part of his compensation taken into account in determining his Retirement Plan benefit. Effective as of January 1, 2005, the Management Incentive Plan was amended and restated, including to eliminate the option by which a management employee could elect to defer payment of part or all of his MIP Award.

The second benefit is a 3-year Early Retirement Supplement which may be provided to certain management employees who elect to retire early, and who are not eligible to receive the Final Average Compensation Pension under the SERP.

The Plan is administered by the Employee Benefits Committee of the Company’s Board of Directors (the “Committee”), except for the determinations contemplated by Section 3 of this Plan, which shall be made the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

It is intended that the Plan satisfy the requirements of an unfunded “top hat” deferred compensation plan as described in sections 201(2), 301(a)(3) and 401(a)(l) of ERISA. Consequently, participation shall be limited to individuals who, in the determination of the Committee, are management employees or who are highly compensated employees for purposes of the foregoing provisions of ERISA.

The Company therefore amends and restates the Supplemental Management Pension Plan effective as of January 1, 2008:

1. Management Incentive Plan Adjustment Supplement

(a) The Company heretofore established its Management Incentive Plan, a program of annual incentive awards, for eligible management employees of the Company or The Glatfelter Pulp Wood Company. The Management Incentive Plan (the “MIP”) was originally adopted as of January 1, 1994 and was amended and restated in its entirety December 18, 1997 (the “pre-2005 MIP”) and was again amended and restated in its entirety effective January 1, 2005 (the “2005 MIP”). Under the terms of the pre-2005 MIP, participants received incentive awards (a “MIP Award”) that they were permitted to defer, in accordance with paragraph 7(a) of the Pre-2005 MIP, in whole or in part for payment at a designated future date. Such deferred MIP Award is not taken into account as “Compensation” for purposes of determining a participant’s benefit under the Glatfelter Retirement Plan for Salaried Employees (the “Retirement Plan”), a tax-qualified defined benefit pension plan. The 2005 MIP eliminated this deferral feature.

(b) Subject to the following sentence and Section 3, each management employee of the Company or The Glatfelter Pulp Wood Company who was a participant in the Pre-2005 MIP, shall be eligible to receive the Management Incentive Plan (MIP) Adjustment Supplement in accordance with this Section 1. Notwithstanding the foregoing, no management employee shall be eligible for the MIP Adjustment Supplement who is also a participant in the P.H. Glatfelter Company Supplemental Executive Retirement Plan (the “SERP”).

(c) The MIP Adjustment Supplement is intended to supplement the basic monthly retirement pension payable under the Retirement Plan with respect to an eligible management employee who retires or terminates employment with the Company and all affiliates with vested normal or late retirement pension (“Retirement Pension”) from the Retirement Plan (a “Participant” or “Management Participant”). Subject to subsection (d) in the case of a Participant who terminates employment with a deferred vested Retirement Pension, the amount of the MIP Adjustment Supplement shall be equal to the difference, if any, between the Actuarial Equivalent present value of the basic monthly single-life annuity normal (or, if applicable, late) Retirement Pension payable with respect to the Participant under the Retirement Plan and the Actuarial Equivalent present value of the basic monthly single-life annuity normal (or, if applicable, late) Retirement Pension which would have been payable under the Retirement Plan if the Participant’s compensation or earnings taken into account in determining his Retirement Pension had not been reduced by incentive awards under the Pre-2005 MIP, which were deferred at his election in accordance with paragraph 7(a) of the Pre-2005 MIP (a “Deferred MIP Award”). “Actuarial Equivalent” means of equal actuarial value on the basis of the interest rate and mortality table described in subsection (e).

(d) In the case of a Participant who terminates employment with the Company and all affiliates on or after April 23, 1998 entitled to a deferred vested pension benefit from the Retirement Plan (but not an early, normal or late retirement pension), there shall not be taken into account in determining the amount of his MIP Adjustment Supplement any Deferred MIP Award earned with respect to service on or after January 1, 1999.

(e) (1) The amount of the MIP Adjustment Supplement shall be determined as of the first day of the month which next follows the month in which the Participant separates from service with Company and all affiliates (the “Determination Date”). Subject to subsection (g), the MIP Adjustment Supplement shall be paid to the Participant in a single lump sum within thirty (30) days of the Determination Date, based on the interest rate and mortality table specified under the Retirement Plan for single sum distributions with a benefit commencement date on the Determination Date.

(2) Notwithstanding the foregoing, a Participant may make an election to postpone the payment of his MIP Adjustment Supplement to a later designated date or attained age (e.g. the date which is five years following the Participant’s separation from service). Such election must be made in writing on a form specified by the Committee for such purpose, which must be received by the Committee at least twelve (12) months prior to the Participant’s separation from service with the Company and all affiliates, and must operate to delay the payment of the MIP Adjustment Supplement for not less than five (5) years after the date the MIP Adjustment Supplement would otherwise have been paid or begun to be paid. In the event the Participant elects a delayed payment date as aforesaid, his Determination Date shall be the first day of the month which next follows the month containing the designated date or attained age, and the MIP Adjustment Supplement shall be paid in a single sum within thirty (30) days of the Determination Date. In the event the Participant should die after his separation from service but before such delayed payment date, the MIP Adjustment Supplement will be paid to the Participant’s estate within sixty (60) days following the date of death.

(f) The Committee may, in its sole discretion, permit Participants to make a one-time election prior to December 31, 2008 in accordance with the transition election rules described in Section 409A of the Code and the guidance thereunder. Pursuant to such election, and subject to subsection (g), a Participant may elect to receive his MIP Adjustment Supplement in the form of (i) a single lump sum payable within sixty (60) days following his retirement or other separation from service with the Company and all affiliates, (ii) in a single lump sum payable at a specified date or attained age on or after separation from service, but not later than the Participant’s attainment of age 65 (if such specified date or age precedes the Participant’s separation from service, then distribution shall be made within sixty (60) days of his retirement or other separation from service with the Company and all affiliates), or (iii) in the form of a single life annuity for the lifetime of the Participant, beginning as of the first day of the month following the date he attains age 55 or, if later, retires or otherwise separates from service with the Company and all affiliates (the “Annuity Starting Date”). If the Participant elects a specified date or attained age under clause (ii) above, his Determination Date shall be the first day of the month which next follows the month containing such date or attained age (or the date of his separation from service if later) and the MIP Adjustment Supplement shall be paid in a single lump sum within thirty (30) days of the Determination Date. If the Participant’s benefit is paid as a single life annuity, then the amount of such annuity shall be determined in accordance with the actuarial assumptions used under the Retirement Plan as of the Annuity Starting Date to calculate actuarial equivalence for such single life annuity.

(g) Notwithstanding the foregoing, in the event a Participant is a “specified employee” within the meaning of Treas. Reg. § 1.409A-1(i) as of the date of his retirement or other separation from service from the Company, then no payment shall be made to such Participant during the first six months following such Participant’s retirement or other separation from service and any amounts that would otherwise be paid during such period shall be paid in a single lump sum on the first business day of the seventh month following the Participant’s retirement or other separation from service.

(h) In the event that a management employee eligible for the MIP Adjustment Supplement should be selected to participate in the SERP, no MIP Adjustment Supplement shall be paid to him and his supplemental deferred compensation benefits shall be paid exclusively from the SERP.

2. Early Retirement Supplement.

(a) Subject to the following sentence and Section 3, (1) each employee eligible to participate, as of April 23, 1998, with respect to the Early Retirement Supplement under the Plan of Supplemental Retirement Benefits for the Management Committee and (2) each other management employee who is assigned, as of April 23, 1998 or thereafter, to the Global Profit Center or the U.S. Corporate Profit Center of the Company, in accordance with the procedures described in the MIP (a “Participant” or “Early Retirement Participant”) shall be eligible to receive the Early Retirement Supplement in accordance with this Section 2. Notwithstanding the foregoing, no employee shall be eligible for the Early Retirement Supplement if he is also eligible for the Final Average Compensation Pension described in Article V of the SERP, or similar successor provision.

(b) The Company will pay a monthly Early Retirement Supplement to an Early Retirement Participant who retires from employment with the Company and all affiliates on or after age 55 but prior to his normal retirement date under the Retirement Plan (“Normal Retirement Date”), and who elects, under rules as may be prescribed by the Committee, to defer commencement of his monthly pension benefit under the Retirement Plan to the earlier of the first day of the thirty-sixth month following his retirement or his Normal Retirement Date (the “Deferred Commencement Date”).

(c) The amount of the monthly Early Retirement Supplement shall equal the monthly pension amount to which he would be entitled under the Retirement Plan beginning on the Deferred Commencement Date if such Retirement Plan pension were paid in the form of a single life annuity in accordance with the terms of the Retirement Plan.

(d) Subject to paragraphs (e) and (f), payment of the Early Retirement Supplement shall begin on the first day of the month coincident with or next following the Participant’s early retirement and shall terminate on the day (“Termination Date”) which is the earlier of the first day of the month preceding his Normal Retirement Date or the date of the thirty-sixth monthly payment of this Supplement. If the Participant dies before the Termination Date, payments shall cease, unless he is legally married on the date his Early Retirement Supplement began to be paid and he is survived by such spouse. In that event, such surviving spouse will receive monthly payments in the amount described in the following sentence, beginning as of the month following the month in which the Participant’s death occurred and ending as of the first to occur of (i) the first day of the calendar month in which the spouse dies, or (ii) the Termination Date. The amount of the monthly payments to the surviving spouse shall be equal to the monthly amount that would be payable to her following the Participant’s death if the Early Retirement Supplement were determined under subsection (c) based on the Participant’s Retirement Pension payable in the form of a joint and [100%] surviving spouse’s annuity.

(e) Notwithstanding anything herein to the contrary, in the event a Participant is a “specified employee” within the meaning of Treas. Reg. § 1.409A-(1)(i) as of the date of his retirement or other separation from service that makes him eligible to receive the Early Retirement Supplement, then no payment shall be made to such Participant during the first six months following such Participant’s retirement or other separation from service and any amounts that would otherwise be paid in a single lump sum on the first business day of the seventh month following the Participant’s retirement or other separation from service.

(f) Notwithstanding the foregoing, if any Early Retirement Participant or his surviving spouse elects to have monthly benefit payments under the Retirement Plan begin before the Termination Date, all payments under the Early Retirement Supplement shall cease as of the first day of the month preceding the month in which such benefit payments begin.

3. Forfeiture of Benefit.

(a) Notwithstanding any provision to the contrary herein, if a Participant who is receiving, or may be entitled to receive, the MIP Adjustment Supplement and/or the Early Retirement Supplement should, without the prior consent of the Compensation Committee or its delegate, (1) become an employee, officer or a director of a competitor of the Company, or (2) use or disclose Confidential Information (except as required in the performance of the Participant’s duties with the Company), then payments thereafter payable hereunder to such Participant or such Participant’s beneficiary will be forfeited and neither the Company nor the Plan will have any further obligation hereunder to such Participant or his beneficiary. The Compensation Committee (or its delegate) in its sole and absolute discretion shall determine if another entity or person is a “competitor” for purposes of this subsection, or if a Participant has used or disclosed Confidential Information which would cause the forfeiture of his benefit.

(b) For purposes of the foregoing, “Confidential Information” means information which is not generally known to the public, which is used, developed, or obtained by the Company (or its affiliates) relating to its business and the businesses of its clients or customers including, without limitation: products or services; fees, costs and pricing structures; marketing information; advertising and pricing strategies; analyses and reports; computer software including operating systems, applications and program listings; flow charts; manuals and documentation; databases; accounting and business methods; inventions and new developments and methods, whether patentable or unpatentable and whether or not reduced to practice; all copyrightable works; the Company’s existing and prospective clients and customers and their confidential information; existing and prospective client and customer lists and other data related thereto; billing and payment records; and all similar and related information in whatever form.

4. Source of Funds.

(a) This Plan shall be unfunded, and payment of benefits hereunder shall be made from the general assets of the Company or The Glatfelter Pulp Wood Company, as applicable, who employs the Participant (the “Employing Company”). Any such asset which may be set aside, earmarked or identified as being intended for the provision of benefits hereunder shall remain an asset of the Employing Company and shall be subject to the claims of its general creditors. Each Participant entitled to benefits under this Plan shall be a general creditor of the Employing Company to the extent of the value of his benefit accrued hereunder, but he shall have no right, title, or interest in any specific asset that the Employing Company may set aside or designate as intended to be applied to the payment of benefits under this Plan.

(b) Notwithstanding the foregoing, the Company may, in its discretion, establish an irrevocable grantor trust for the purpose of funding all or part of its obligations under this Plan; provided however, that the terms of such trust require that the assets thereof remain subject to the claims of the Company’s judgment creditors in the event of bankruptcy or insolvency and are non-assignable and non-alienable by any Participant or beneficiary prior to distribution thereof, and that such terms otherwise comply with such other requirements as the Internal Revenue Service may prescribe so that the assets placed in such trust, and the income therefrom, do not constitute income to any participant or beneficiary until actual receipt thereof.

5. Amendment and Termination. The Company reserves the right to amend this Plan at any time and from time to time in any fashion, and to terminate it at will; provided, however, that no such amendment or termination shall, with respect to any Participant who has satisfied the eligibility requirements for the MIP Adjustment Supplement and/or Early Retirement Supplement, as applicable, as of the date of such amendment or termination, reduce or eliminate such benefit to the extent accrued based on the Participant’s compensation and/or service determined as of the date of amendment or termination, subject to the terms and conditions set forth herein.

6. Nonalienation of Benefits. Except as hereinafter provided with respect to marital disputes, none of the benefits or rights of a Management Participant or Early Retirement Participant, or any beneficiary thereof, shall be subject to the claim of any creditor, and in particular, to the fullest extent permitted by law, all such benefits and rights shall be free from attachment, garnishment or any other legal or equitable process available to any creditor of the Participant or beneficiary thereof. Neither the Participant nor his beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the benefits or payments which either of them may expect to receive, contingently or otherwise, under this Plan. In cases of marital dispute, the Company will observe the terms of the Plan unless and until ordered to do otherwise by a state or Federal court. As a condition of participation, each Participant agrees to hold the Company and his employing company, if different, harmless from any claim that may arise out of the Company’s compliance with an order of any state or Federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

7. Administration.

(a) This Plan shall be administered by the Committee, which shall be responsible for the construction and interpretation of the Plan and establishment of the rules and regulations governing Plan administration, under the policy guidance of the Company’s Board of Directors. The Committee is hereby designated as the Plan’s named fiduciary, as defined in ERISA.

(b) In addition to the duties and powers described elsewhere hereunder, the Committee shall have the following specific duties and powers:

(1) to retain such consultants, accountants, attorneys and actuaries as may be deemed necessary or desirable to render statements, reports, and advice with respect to the Plan and to assist the Committee in complying with all applicable rules and regulations affecting the Plan; any consultants, accountants, attorneys and actuaries may be the same as those retained by the Company;

(2) to decide all questions of eligibility for benefits under the Plan, to determine the amount, manner and time of payment of any benefits hereunder, to authorize the payment of benefits, and to resolve all questions or disputes regarding claims for benefits, including appeals under this Article.

(3) to delegate such duties and powers as the Committee shall determine from time to time to any person or persons. To the extent of any such delegation, the delegate shall have the duties, powers, authority and discretion of the Committee.

All determinations made by the Committee pursuant to this Article shall be conclusive and binding on all parties entitled to or claiming benefits hereunder. The Committee shall have sole discretion in carrying out its responsibilities.

The expenses incurred by the Committee in connection with the operation of the Plan, including, but not limited to, the expenses incurred by reason of the engagement of professional assistants and consultants, shall be paid by the Company and shall not affect the Participants’ right to or amount of benefits.

(c) the Committee shall keep or cause to be kept records of all proceedings and actions, and shall maintain all such books of account, records, and other data as shall be necessary for the proper administrator of the Plan.

(d) (1) If the Participant or the Participant’s beneficiary (hereinafter referred to as the “Claimant”) is denied all or a portion of any expected benefit under this Plan for any reason, he may file a claim with the Committee. The Committee shall notify the Claimant within ninety (90) days of receipt of the claim of allowance or denial of the claim, unless the claimant receives written notice from the Committee prior to the end of the 90-day period stating the special circumstances requiring an extension of time for decision and the date by which a final decision shall be made. If a decision is not provided within 90 days, the claim is deemed denied, and the Claimant may proceed to request a review of the claim as described in paragraph (2) below. The notice of a denial of benefits shall be in writing, sent by mail to Claimant’s last known address, and shall contain the following information: the specific reasons for the denial; specific reference to pertinent provisions of the Plan on which the denial is based; if applicable, a description of any additional information or material necessary to perfect the claim and an explanation of why such information or material is necessary; and explanation of the review procedure.

(2) A Claimant is entitled to request a review of any denial of his claim by the Committee. The request for review must be submitted to the Committee in writing within sixty days of mailing and notice of the denial. Absent a request for review within the sixty day period, the claim will be deemed to be conclusively denied.

(3) The Claimant or his representative shall be entitled to review all pertinent documents and to submit issues and comments in writing. The Committee in its sole discretion may afford the Claimant a hearing. The Committee shall render a review decision in writing within sixty days after receipt of a request for a review, provided that, in special circumstances (such as to hold a hearing) the Committee may extend the time for decision by not more than sixty days upon written notice to the Claimant. The Claimant shall receive written notice of the Committee’s decision, which shall contain specific reasons for the decision with reference to the pertinent provisions of the Plan.

(4) The filing of litigation against the Company the Committee or any of its agents concerning the granting or denial of Plan benefits will be deemed a waiver of all rights under the Plan.

8. Section 409A Compliance. Notwithstanding any provision of this Plan to the contrary, any payment that is due upon retirement or termination of a Participant’s employment shall only be paid or provided to the Participant upon a “separation from service” as defined in Section 409A of the Code. The provisions of this Plan shall be construed as necessary to conform to the requirements of Section 409A of the Code.

9. No Contract of Employment. Nothing contained herein shall be construed as conferring upon any person the right to be employed or continue in the employ of the Company or any affiliate company.

10. Applicable Law. This Plan shall be construed under the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the P.H. Glatfelter Company has caused this Plan as amended and restated effective January 1, 2008, to be executed this 22 day of December, 2008.

ATTEST:	P.H. GLATFELTER COMPANY

/s/ Thomas G. Jackson	By:	/s/ William T. Yanavitch
[Corporate Seal]		Vice President Human Resources and Administration

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